Exhibit (a)(24)

10

To: <<Name>>
From; HR, Exec Comp
Subject: Option Reduction Program – Final Reminder
Date: September 8, 2003

You are reminded that the deadline for elections in respect of the Option Reduction Program is 12:00 Midnight, New York City time, on Tuesday September 9, 2003.

Elections submitted after that time cannot be accepted.

The final exchange ratios that were established, confirmed and communicated to you on Friday September 5, 2003 are attached below:

FINAL EXCHANGE RATIO TABLE

Exercise price of		Exchange ratio for
Eligible Options	Exchange ratio for	phantom/blocked
surrendered - CHF	new options	shares

95.6750	0.356	0.114
94.6400	0.354	0.113
84.7500	0.452	0.145
84.3250	0.456	0.146
80.5000	0.486	0.156
79.1250	0.505	0.162
73.5000	0.619	0.198
72.3750	0.628	0.201
71.0000	0.673	0.216
70.7500	0.678	0.217
70.1050	0.572	0.183
65.7500	0.748	0.240
65.1150	0.634	0.203
63.4000	0.788	0.253
62.1500	0.804	0.258
61.9850	0.679	0.218
61.8500	0.814	0.261
58.1000	N/A	0.274
57.9875	N/A	0.237
57.8500	N/A	0.276
56.4000	N/A	0.283
55.3925	N/A	0.251
54.1000	N/A	0.290
51.6000	N/A	0.305
51.5325	N/A	0.240
50.4675	N/A	0.272
50.0650(April 26, 2000)	N/A	0.260
50.0650(Jan 24, 2000)	N/A	0.251
48.8500	N/A	0.330
48.3350	N/A	0.281
47.0000	N/A	0.341
46.3375	N/A	0.282
45.2700	N/A	0.301
44.4750	N/A	0.301

Exercise price of		Exchange ratio for
Eligible Options	Exchange ratio for	phantom/blocked
surrendered - CHF	new options	shares

41.9450	N/A	0.324
41.4100	N/A	0.327
34.1000	N/A	0.455
32.2500	N/A	0.465
30.6000	N/A	0.492

The exercise price for new options was set at CHF 50.55.

If you received the original Option Reduction Program documentation by e-mail on August 6, 2003 you can use the electronic election form in that e-mail. If you cannot find that e-mail, please click on the “Re-send e-mail” tab at the top left of this e-mail.

If you wish to make your election by paper (which is the only way you can elect if you did not receive the original Option Reduction Program documents electronically), the election documents can be found at Schedule E of the Offer to Exchange, as amended.

All the materials and information concerning the Option Reduction Program can be found via the following link: -

URL: <http://csgintra.net/en/news/2003/orp/groupnews.html>
Userid: [Intentionally Omitted]
Password: [Intentionally Omitted]
Domain [Intentionally Omitted]

If you have any questions, please contact any of the following people: -

Americas:-
Peter Calamari	*105 9586
Shameeza Bharratt	*105 7767
Tom Degennaro	*105 1994
Angelina Gargano	*106 5776
Stanley Wexler	*105 7820

Europe: -
Philip Halliday	*448 1089
Teri Chan	*448 8032
Kim Nicholson	*443 5203

Asia Pacific: -
Ian Love	*650 3805
Patrick Kerrigan	*650 3808

Switzerland: -
Elizabeth Pfister	+41	1 333 3233
Timothy S Gardner	+41	1 333 1530

In connection with the exchange offer, Credit Suisse Group (“CSG”) filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the

Securities and Exchange Commission (the “SEC”) on August 6, 2003. Holders of CSG options are strongly advised to read the Schedule TO and any amendments thereto, the Offer to Exchange which holders of CSG options have received and which is also attached to the Schedule TO as Exhibit (a)(1), and other documents related to the exchange offer which may be filed with the SEC when they become available, because all of these documents contain important information. Holders of CSG options may obtain these documents for free, when available, at the SEC’s website at www.sec.gov or from CSG’s Human Resources Department.

Cautionary Statement Regarding Forward-looking Information

This communication contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; (xviii) the adverse resolution of litigation and other contingencies; and (xix) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our most recently filed Form 20-F and reports on Form 6-K furnished to the US Securities and Exchange Commission. CSG disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by applicable law.